CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 1, 2014, relating to the financial statements and financial highlights of Good Harbor Tactical Core US II Fund (the “Fund”), a series of Northern Lights Fund Trust III, for the period ended September 30, 2014, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

August 24, 2015